Exhibit (99.4)
                              --------------
          Directors and Officers (Third) Excess Liability Policy


                               STARR EXCESS
                     Liability Insurance Company, Ltd.
                     ---------------------------------
            29 Richmond Road, Pembroke HM 08, Hamilton, Bermuda

              EXCESS DIRECTORS AND OFFICERS INSURANCE POLICY

NOTICE: EXCEPT TO SUCH EXTENT AS MAY OTHERWISE BE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED GENERALLY TO LIABILITY FOR ONLY THOSE CLAIMS THAT ARE FIRST MADE AGAINST THE INSUREDS AND REPORTED TO THE INSURER DURING THE POLICY PERIOD. PLEASE READ THE POLICY CAREFULLY AND DISCUSS THE COVERAGE THEREUNDER WITH YOUR INSURANCE AGENT OR BROKER.

NOTICE: THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS SHALL BE REDUCED BY AMOUNTS INCURRED FOR LEGAL DEFENSE. AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL BE APPLIED AGAINST THE RETENTION AMOUNT.

NOTICE:  THE INSURER DOES NOT ASSUME ANY DUTY TO DEFEND.

DECLARATIONS                                 POLICY #:  700029

ITEM 1. NAMED CORPORATION:    The Procter and Gamble Company

        MAILING ADDRESS:  One Procter & Gamble Plaza, Cincinnati, OH 45202

        STATE OF INCORPORATION
        OF THE NAMED CORPORATION:  Ohio

ITEM 2. FOLLOWED POLICY:
        INSURER:  CODA                       POLICY NO:  PG-106C

ITEM 3. POLICY PERIOD:   From:  June 30, 1994     To:  June 30, 1995
        (12:01 A.M. standard time at the address stated in Item 1.)

ITEM 4. LIMIT OF LIABILITY:  $50,000,000     aggregate for coverages
        combined (including Defense Costs)

        EXCESS OF TOTAL UNDERLYING LIMITS OF:     $95,000,000

ITEM 5. RETENTIONS:

        A.  $nil     per Director or Officer each Loss, but not exceeding
        B.  $nil     in the aggregate each Loss

ITEM 6. SCHEDULE OF PRIMARY AND UNDERLYING EXCESS POLICIES:

                         POLICY                        POLICY
                INSURER  NUMBER         LIMITS         PERIOD

PRIMARY POLICY: CODA     PG-106C        $25,000,000    6/30/94 to 6/30/97

EXCESS POLICIES:     X.L.     XLD+O-00364-94 $25,000,000    6/30/94 to
6/30/95
                ACE      PG-7331D       $45,000,000    6/30/94 to 6/30/95

ITEM 7. PREMIUM:  $125,000

ITEM 8. A.     DISCOVERY PERIOD PREMIUM:               100% of
               Premium indicated in Item 7.
        B.     DISCOVERY PERIOD:                       365 days.

ITEM 9. NOTICE OF CANCELLATION PERIOD:                 60 days.

ITEM 10.       ADDRESS OF INSURER FOR ALL NOTICES UNDER THIS POLICY:

        STARR EXCESS LIABILITY INSURANCE COMPANY, LTD.
        P.O. BOX HM 152
        HAMILTON, HM AX
        BERMUDA

ITEM 11.       POLICY FORM:        EXCESS DIRECTORS AND OFFICERS INSURANCE
                         POLICY SELIC DOO(6/94)

        ENDORSEMENTS:     #1



                              /s/ DAVID F. ALLEN
                              Authorized Representative


Park International Limited
P.O. Box HM 2064
Hamilton HM HX
Bermuda

              EXCESS DIRECTORS AND OFFICERS INSURANCE POLICY

In consideration of the payment of the premium, and in reliance upon the statements made to the Insurer by application forming a part hereof and its attachments and the material incorporated therein, STARR EXCESS LIABILITY INSURANCE COMPANY, LTD. herein called the "Insurer", agrees as follows:

I.   INSURING AGREEMENTS

This policy shall provide the Insured(s) with Excess Directors and Officers Insurance coverage in accordance with the same warranties, terms, conditions, exclusions and limitations of the Followed Policy identified in
Item 2 of the Declarations as they were in existence on the inception date of this policy (except as regards the premium, the amount and limits of liability and the policy period) subject to:

(a) the warranties, terms, conditions, exclusions and limitations of this policy including any endorsement attached hereto, and

(b) provided always that this policy shall, in no event and notwithstanding any other provision, provide coverage broader than that provided by the Followed Policy unless such broader coverage is specifically agreed to by the Insurer and identified as broader coverage in a written endorsement attached hereto.

II.  DEFINITIONS

(a) The term "Director(s) or Officer(s)" and the term "Insured(s)" shall mean those directors, officers and other natural persons (if any) insured under the Followed Policy.

(b) The term "Company" shall mean the Named Corporation designated in Item 1 of the Declarations.

(c) The term "Loss" shall have the same meaning in this policy as is attributed to it in the Followed Policy except that the term "Loss" shall in no event include civil or criminal fines or penalties, punitive or exemplary damages, the multiplied portion of multiplied damages or any amount for which the Insureds are not financially liable or which are without legal recourse to the Insureds, or matters which may be deemed uninsurable under the law pursuant to which this policy shall be construed.

(d) "Policy Period" shall mean the period of time from the inception date shown in Item 3 of the Declarations to the earlier of the expiration date shown in Item 3 of the Declarations or the effective date of cancellation of this policy.

(e) The term "Underlying Policies" shall mean the Primary and Underlying Excess Policies set forth in Item 6 of the Declarations. The term "Underlying Insurer(s)" shall mean the insurer(s) of the Underlying Policies The term "Underlying Limit" shall mean an amount equal to the aggregate of all the limits of the Underlying Policies combined (excess of their retentions).

(f) The term "Wrongful Act" and "Subsidiary" shall have the same meanings in this policy as are attributed to them in the Followed Policy.

III. LIMIT OF LIABILITY

The limit of liability stated in Item 4 of the Declarations is the limit of the Insurer's liability for all Loss under all Coverages combined, arising out of all claims first made against the Insureds and reported to the Insurer during the Policy Period and the Discovery period (if applicable); however, the limit of liability for the Discovery Period shall be part of, and not in addition to, the limit of liability for the Policy Period. Further ,any claim which is made subsequent to the Policy Period or Discovery Period (if applicable) which pursuant to Clause V(b) is considered made during the Policy Period or Discovery Period shall also be subject to the one aggregate limit of liability stated in item 4 of the Declarations.

It is expressly agreed that liability for any covered Loss with respect to claims first made and reported during the Policy period shall attach to the Insurer only after the Underlying Limit, and the Insureds shall have paid or been held liable to pay the full amount of the Underlying Limit, and the Insureds shall have paid or been held liable to pay the full amount of the applicable Retention amount for such Policy Period. In the event and only in the event of the reduction or exhaustion of the Underlying Limit by reason of the Underlying Insurers, and/or the Insureds paying or being held liable to pay Loss otherwise covered hereunder, this policy shall: (i) in the event of reduction, pay excess of the reduced Underlying Limit, and
(ii) in the event of exhaustion, continue in force as primary insurance; provided always that in the latter event this policy shall only pay excess of the Retention amounts set forth in Item 5 of the Declarations, which Retention amount shall be applied to any subsequent Loss in the same manner as specified in the Followed Policy; provided however, that the Retention amounts set forth in Item 5 shall not apply if the retention amount of any Underlying Policy has been applied to such Loss.

This policy shall pay only in the event of reduction or exhaustion of the Underlying Limit as described above and shall not drop down for any reason including, but not limited to, uncollectability (in whole or in part) of the Underlying Limit, existence of a sub-limit of liability in any Underlying Policy, or any Excess Policy containing terms and conditions different from the Followed Policy. The risk of uncollectability of such underlying insurance (in whole or in part) whether because of financial impairment or insolvency of an Underlying Insurer, the application of any underlying sub-limit of liability or differing terms and conditions or for any other reason is expressly retained by the Insureds and is not in any way or under any circumstances insured or assumed by the Insurer.

IV.  UNDERLYING LIMITS

It is a condition of this policy that the Underlying Policies shall be maintained in full effect with solvent insurers during the Policy Period except for any reduction or exhaustion of the aggregate limits contained therein by reason of Loss paid thereunder (as provided for in Clause III above). Failure to comply with the foregoing shall not invalidate this policy, but in the event of such failure, the Insurer shall be liable only to the extent that it would have been liable had the Insureds and the company complied with such condition.

Unless the Insurer otherwise agrees in writing, this policy shall immediately and automatically terminate if the Company fails to notify the Insurer as set forth in Clause V(c) of this policy that any of the Underlying Policies has ceased to be in full effect. If such notification is made, then this policy shall continue in effect but the Insured(s) (or an insurer providing replacement coverage if such replacement coverage is obtained) shall be liable for the amount of the underlying limit of such ceased Underlying Policy and the Insurer shall be liable only to the extent that it would have been liable had the Underlying Policy not ceased.
Unless the Insurer otherwise agrees in writing, this policy shall automatically terminate thirty (30) days following the date any Underlying Insurer becomes subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or is taken over by any regulatory authority unless the Named Corporation obtains replacement coverage for such Underlying Policy within such thirty (30) day period.

If during the Policy Period or any Discovery Period the terms, conditions, exclusions or limitations of the Followed Policy are changed in any manner, the Company or the Insureds shall as a condition precedent to the Insureds rights under this policy give to the Insurer as soon as practicable written notice of the full particulars thereof. This policy shall become subject to any such changes upon the effective date of the changes in the Followed Policy, but only upon the condition that the Insurer agrees to follow such changes by written endorsement attached hereto and the Named Corporation agrees to any additional premium and/or amendment of the provisions of this policy required by the Insurer relating to such changes. Further, such new coverage is conditioned upon the Named Corporation paying when due any additional premium required by the Insurer relating to such changes.

V.   NOTICES AND CLAIM REPORTING PROVISIONS

(a) The company or the Insureds shall, as a condition precedent to the obligations of the Insurer under this policy, give written notice to the Insurer at the address indicated in Item 10 of the Declarations and all Underlying Insurers as soon as practicable during the Policy Period, or during the Discovery Period (if applicable), of any claim made against the Insureds.

(b) If during the Policy period or during the Discovery Period (if applicable) (i) written notice of a claim has been given to the Insurer pursuant to Clause V(a) above, or (ii) to the extent permitted by the terms and conditions of the Followed Policy, written notice of circumstances that might reasonably be expected to give rise to a claim, has been given to the Insurer and all Underlying Insurers, then any claim which is subsequently made against the Insureds and reported to the Insurer and all Underlying Insurers alleging, arising out of, based upon or attributable to the facts alleged in the claim or circumstances of which such notice has been given, or alleging any Wrongful Act which is the same as or related to any Wrongful Act alleged in the claim or circumstances of which such notice has been given, shall be considered made at the time such claim or circumstances has been given to the Insurer.

(c) The Company or the Insureds shall, as a condition precedent to the obligations of the Insurer under this policy, give written notice to the Insurer of the following events as soon as practicable but in no event later than thirty (30) days of an Insured or the Company becoming aware of the event:

    (i) The cancellation, nonrenewal of any Underlying Policy or any Underlying Policy otherwise ceases to be in effect or uncollectible (in part or in whole); or

    (ii) Any insurer or any Underlying Policy becoming subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority; or

    (iii)The Named Corporation consolidating with or merging into, or selling all or substantially all of its assets to, any other person or entity or group of persons and/or entities acting in concert; or

    (iv) Any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than 50% of the voting power for the election of Directors of the Named Corporation, or acquiring the voting rights of such an amount of such securities.

VI.  CLAIM PARTICIPATION

The Insurer shall have the right, in its sole discretion, but not the obligation to effectively associate with the Company and the Insureds in the defense and settlement of any claim that appears to the Insurer to be reasonably likely to involve the Insurer, including but not limited to effectively associating in the negotiation of a settlement. The Insureds shall defend and contest any such claim. The Company and the Insureds shall give the Insurer full cooperation and such information as it may reasonably require. The failure of the Insurer to exercise any right under this paragraph at any point in a claim shall not act as a waive or limit the right of the Insurer in any manner to exercise such rights at any other point in a claim including the right to effectively associate in the negotiation of a settlement.

The Insurer does not under this policy assume any duty to defend. The Insureds shall not admit or assume any liability, enter into any settlement agreement, stipulate to any judgment or incur any Defense Costs without the prior written consent of the Insurer. Only those settlements, stipulated judgments and Defense Costs which have been consented to by the Insurer shall be recoverable as Loss under the terms of this policy. The Insurer's consent shall not be unreasonably withheld, provided that the Insurer shall be entitled to effectively associate in the defense and the negotiation of any settlement of any claim in order to reach a decision as to reasonableness.

VII. DISCOVERY CLAUSE

If the Insurer shall cancel or refuse to renew this policy the Named Corporation shall have the right, upon payment of the additional percentage set forth in Item 8A of the Declarations of the full annual premium, to the period set forth in Item 8B of the Declarations following the effective date of such cancellation or nonrenewal (herein referred to as the Discovery Period) in which to give written notice to the Insurer of claims first made against the Insureds during said period for any Wrongful Act occurring prior to the end of the Policy Period and otherwise covered by this policy. As used herein, "full annual premium" means the premium level in effect immediately prior to the end of the Policy Period.

The rights contained in this clause shall terminate, however, unless written notice of such election together with the additional premium due is received by the Insurer within the time period and in the manner set forth in the Followed Policy. The Discovery Period is not available unless the Named Corporation has elected the Discovery Period (or Extended Reporting Period) in all Underlying Policies which have been canceled or non-renewed by their Underlying Insurers. The additional premium for the Discovery period shall be fully earned at the inception of the Discovery Period. The Discovery Period is not cancelable.

The offer by the Insurer of renewal terms, conditions, limits of liability and/or premiums different from those of the expiring policy shall not constitute refusal to renew.

VIII.     CANCELLATION CLAUSE

This policy may be canceled by the Named Corporation only by mailing written prior notice to the Insurer or by surrender of this policy to the Insurer or its authorized agent at the address set forth in Item 10 of the Declarations and within the time period and in the manner set forth in the Followed Policy. This policy may also be canceled by or on behalf of the Insurer by delivering to the Named Corporation or by mailing to the Named Corporation, by registered, certified, or other first class mail, at the Named Corporation's address set forth in the Declarations, written notice stating when, not less than the period set forth in Item 9 of the Declarations, thereafter the cancellation shall be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice. The Policy Period terminates at the date and hour specified in such notice, or at the date and time of surrender.

If this policy shall be canceled by the Named Corporation, the Insurer shall retain the customary short rate proportion of the premium hereon.

If this policy shall be canceled by the Insurer, the Insurer shall retain the pro rata proportion of the premium hereon.

Payment or tender of any unearned premium by the Insurer shall not be a condition precedent to the effectiveness of cancellation but such payment shall be made as soon as practicable.

If the period of limitation relating to the giving of notice is prohibited or made void by any law controlling the construction thereof, such period shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

IX.  OTHER CONDITIONS

(a)  SUBROGATION

     In the event of any payment under this policy, the Insurer shall be subrogated to the extent of such payment to all the Insureds' rights of recovery therefor, and the Company and the Insureds shall execute all papers required and shall do everything that may be necessary to secure such rights including the execution of such documents necessary to enable the Insurer effectively to bring suit in the name of the Insureds.

(b)  OTHER INSURANCE

     Such insurance as is provided by this policy shall apply only as excess over any other valid and collectible insurance. Provided, however, that nothing in the foregoing shall be construed to compel the Insurer to drop down in the event of the invalidity or uncollectibility of any Underlying Policy.

(c)  NOTICE AND AUTHORITY

     It is agreed that the Named Corporation shall act on behalf of the Insureds with respect to the giving and receiving of notice of claim or cancellation, the payment of premiums and the receiving of any return premiums that may become due under this policy, the receipt and acceptance of any endorsements issued to form a part of this policy and the exercising or declining to exercise any right to a Discovery Period.

(d)  ASSIGNMENT

     This policy and any and all rights hereunder are not assignable without the written consent of the Insurer.

(e)  PREMIUM

     The premium under this policy is a flat premium and is not subject to adjustment except as otherwise provided herein.

(f)  CHANGES

     Notice to or knowledge possessed by any person shall not effect a waiver of or a change in any part of this policy or stop the Insurer from asserting any right under the terms of this policy; nor shall the terms of this policy be waived or changed, except by endorsement issued to form a part hereof, signed by the Insurer or its authorized representative.

(g)  CURRENCY

     The premiums and any Loss under this policy are payable in United States currency.

(h)  ARBITRATION

     Any dispute arising under or relating to this policy, or the breach thereof, shall be finally and fully determined in Hamilton, Bermuda under the provisions of the Bermuda Arbitration Act of 1986, as amended and supplemented, by an Arbitration Board composed of three arbitrators who shall be disinterested and active or retired business executives having knowledge relevant to the matters in dispute, and who shall be selected for each controversy as follows:

     Either party to the dispute, once a claim or demand on its part has been denied or remains unsatisfied for a period of twenty (20) calendar days by the other party, may notify the other party of its desire to arbitrate the matter in dispute and at the time of such notification the party desiring arbitration shall notify the other party of the name of the arbitrator selected by it. The other party who has been so notified shall within ten (10) calendar days thereafter select an arbitrator and notify the party desiring arbitration o the name of such second arbitrator. If the party notified of a desire for arbitration shall fail or refuse to nominate the second arbitrator within ten (10) calendar days following the receipt of such notification, the party who first served notice of a desire to arbitrate will, within an additional period of ten (10) calendar days, apply to the Supreme Court of Bermuda for the appointment of the second arbitrator and in such a case the arbitrator appointed by the Supreme Court of Bermuda shall be deemed to have been nominated by the party who failed to select the second arbitrator.
    The two arbitrators, chosen as above provided, shall within ten (10) calendar days after the appointment of the second arbitrator choose a third arbitrator. Upon acceptance of the appointment by said third arbitrator, the Arbitration Board for he controversy in question shall be deemed fixed.

     The Arbitration Board shall fix, by a notice in writing to the parties involved, a reasonable time and place for the hearing and may in said written notice or at the time of the commencement of said hearing, at the option of said Arbitration Board, prescribe reasonable rules and regulations governing the course and conduct of said hearing.

     The Board, shall, within ninety (90) calendar days following the conclusion of the hearing, render decision on the matter or matters in controversy in writing and shall cause a copy thereof to be served on all parties thereto. In case the Board fails to reach a unanimous decision, the decision of the majority of the members of the Board shall be deemed to be the decision of the Board.

     Each party shall bear the expense of its own arbitrator. The remaining cost of the arbitration shall be borne equally by the parties to such arbitration.

     All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by the Arbitration Board. The parties agree that the Supreme Court of Bermuda: (i0 shall not grant leave to appeal any award based upon a question of law arising out of the award; (ii) shall not grant leave to make an application with respect to an award; and (iii) shall not assume jurisdiction upon any application by a party to determine any issue of law arising in the course of the arbitration proceeding, including but not limited to whether a party has been guilty of fraud.

     All awards made by the Arbitration Board may be enforced in the same manner as a judgment or order from the Supreme Court of Bermuda and judgment may be entered pursuant to the terms of the award by leave from the Supreme Court of Bermuda.

     No person or organization shall have any right under this policy to join the Insurer as a party to any action against the Insureds or the company to determine the Insureds liability, nor shall the Insurer be impleaded by the Insureds or the Company or their legal representatives. The Insurer and the Insureds agree that in the event that claims for indemnity or contribution are asserted in any action or proceeding against the Insurer by any of the Insureds other insurers in a jurisdiction or forum other than that set forth in this clause, the Insureds will in good faith take all reasonable steps requested by the Insurer to assist the Insurer in obtaining a dismissal of these claims (other than on the merits). The Insureds and the Company will, without limitation, undertake to the court or other tribunal to reduce any judgment or award against such other insurers to the extent that the court or tribunal determines that the Insurer would have been liable to such insurers for indemnity or contribution pursuant to this policy. The Insureds shall be entitled to assert claims against the Insurer for coverage under this policy including, without limitation, for amounts by which the Insureds reduced judgment against such other insurers in respect of such claims for indemnity or contribution, in an arbitration between the Insurer and the Insureds pursuant to this clause; provided, however, that the Insurer in such arbitration in respect of such reduction of any judgment shall be entitled to raise any defenses under this policy and any other defenses (other than jurisdictional defenses) as it would have been entitled to raise in the action or proceeding with such insurers.

(i)  CHOICE OF LAW

     This policy shall be construed and enforced in accordance with the internal laws of the State of New York (with the exception of the procedural law set required by Clause IX(G), which shall be construed and enforced in accordance with the laws of Bermuda), provided, however, that, notwithstanding any legal principals to the contrary, the warranties, terms, conditions, exclusions and limitations of this policy are to be construed in an evenhanded fashion between the Insureds, the Company and the Insurer. Without limitation, where the language of this policy is deemed to be ambiguous or otherwise unclear, the issues shall be resolved in the manner most consistent with the warranties, terms, conditions, exclusions and limitations viewed as a whole (without regard to authorship of the language, without any presumption or arbitrary interpretation or construction in favor of either the Insureds, the Company or the Insurer).

(j)  HEADINGS

     The descriptions in the headings and any subheadings of this policy (including any titles given to any endorsement attached hereto) are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

IN WITNESSETH WHEREOF, the Company has caused this policy to be signed by its President and a Secretary.


/s/L. M. MURPHY                         /s/JOSEPH C. H. JOHNSON
Secretary                               President

ENDORSEMENT NO: 1
This endorsement, effective:  June 30, 1994

forms a part of policy number:     700029

Issued to:          The Procter and Gamble Company

by:       Starr Excess Liability Insurance Company, Ltd.


In consideration of the premium charged, it is hereby understood and agreed that the Insurer shall not be liable for Loss in connection with any claim or claims made against the Directors or Officers:

(a) alleging, arising out of, based upon or attributable to the facts alleged, or to the same or related Wrongful Acts alleged or contained, in any claim which has been reported, or in any circumstances of which notice has been given, under any policy, whether excess or underlying, of which this policy is a renewal or replacement or which it may succeed in time;

(b) alleging, arising out of, based upon or attributable to any pending or prior litigation prior to June 13, 1994, or alleging or derived from the same or essentially the same facts as alleged in such pending or prior litigation;


All other terms and conditions remain the same.


Authorized Representative:


/s/DAVID F. ALLEN


 DIRECTORS AND OFFICERS INSURANCE AND CORPORATE REIMBURSEMENT APPLICATION

              Starr Excess Liability Insurance Company, Ltd.
              ----------------------------------------------
          Name of Insurance Company to which Application is made
                        (herein called the Insurer)

NOTICE: THE POLICY PROVIDES THAT THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS SHALL BE REDUCED BY AMOUNTS INCURRED FOR LEGAL DEFENSE. FURTHER NOTE THAT AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL BE APPLIED AGAINST THE RETENTION AMOUNT. IF A POLICY IS ISSUED, THE APPLICATION WILL BE ATTACHED TO AND BECOME A PART OF THE POLICY, THEREFORE IT IS NECESSARY THAT ALL QUESTIONS BE ANSWERED ACCURATELY AND COMPLETELY.

         IF A POLICY IS ISSUED, IT WILL BE ON A CLAIMS-MADE BASIS.
--------------------------------------------------------------------------

1.   APPLICANT'S

     (a)  Corporation name         The Procter & Gamble Company

     (b)  State of Incorporation   Ohio

     (c)  Date of Incorporation    May 5, 1905

     (d)  Address                  One Procter & Gamble Plaza
                                   Cincinnati, OH  45202-3314

     (e)  Nature of business       Consumer Products

     (f)  Primary SIC code(s)

     (g)  Corporation has continually been operating since 1837.

     (h)  Total number of locations (please check):  one      two
                                                  more than three X

     (i)  Does the Applicant operate any retail outlets?  Yes       No  X
          (if yes, total number of retail outlets:     )

2.   (a)  Amount of insurance requested:               $50 Million

     (b)  Self-insured retention desired (each loss):  $95 Million

3.   STOCK OWNERSHIP     As of 8/12/94

     (a)       Total number of voting shares outstanding:  737,951,214

     (b)       Total number of voting shareholders:  199,750

     (c) Total number of voting shares owned by its Directors (direct and beneficial): 2,260,251

     (d) Total number of voting shares owned by its Officers (direct and beneficial) who are not Directors: 2,230,616

     (e) Does any shareholder own five percent or more of the voting shares directly or beneficially? If so, designate name and percentage of holdings. (If no such shareholders, check here
          "none".        )

                    P&G Profit Sharing and Employee Stock Ownership Plan:
          11.4%

     (f)       Are there any other securities convertible to voting stock.
          If so, describe fully.  (If none, check here "none".       )

                    Preferred stock is not traded, but is held for retirees. These shares are convertible to common stock upon retirement of the participant.

4. (a) Complete list of all Directors of the Corporation named in 1(a) above by name and affiliation with other corporations. (If
          included as an attachment herein, check here            )

          See Annual Report.

     (b) Complete list of all Officers of the Corporation named in 1(a) above by name and affiliation with other corporations. (If
          included as an attachment herein, check here              )

          See Annual Report.

5.   LIST OF ALL DIRECT AND INDIRECT SUBSIDIARY CORPORATIONS:

          Business       Percentage     Date           Domestic or Foreign
          or Type of     of             Acquired       and Country of
Name      Operation      Ownership      or Created     Incorporation
----      ----------     ----------     ----------     -------------------

See Attachment I



Coverage to include all Subsidiaries?  Yes  X    No     .  If yes, include
complete list of Directors and Officers of each Subsidiary. If no, include complete list of Directors and Officers of each Subsidiary for which
coverage is requested.  If included as an attachment herein, check here   .

See Annual Report.

6. Are any plans for merger, acquisition or consolidation of or by the Applicant or any of its Subsidiaries being considered? Yes X No

     Procter & Gamble routinely considers acquisitions and mergers. Other than those that have been publicly announced, none have been approved by the Board.

    (a)  If so, have they been approved by the board of directors?
         Yes      No      Date

    (b)  If so, have they been submitted to the shareholders for approval?
        Yes      No  X    Date for approval

7. Has the Applicant or any of its Subsidiaries filed any registration of securities under the Securities Act of 1933 or any other offering of
    securities within the last year?  Yes  X     No     ?  Does it
    anticipate doing so within the next year?  Yes  X     No     .  (If
    yes, give details and submit offering materials if available).

     See SEC attachments provided.

8. There has not been nor is there now pending any claim(s) against any person proposed for insurance in his or her capacity of either Director or Officer of the named Applicant or any of its Subsidiaries except as follows: (Attach complete details. If no such claims,
    check here "none".       ).

     See Attachment II.

9. No Director or Officer has knowledge or information of any act, error or omission which might give rise to a claim under the proposed policy except as follows: (Attach complete details. If they have no such knowledge or information, check here "none". X )

10.  Has the Applicant, any of its Subsidiaries or any Director and/or
    Officer:

    (a)  Been involved in any antitrust, copyright or patent litigation?
        Yes  X    No

         See Attachment II.

    (b) Been charged in any civil or criminal action or administrative proceeding with a violation of any federal or state antitrust or
        fair trade law?  Yes X    No

         See Attachment II

    (c) Been charged in any civil or criminal action or administrative proceeding with a violation of any federal or state securities law
        or regulation?  Yes      No  X

    (d)  Been involved in any representative actions, class actions, or
        derivative suites?  Yes  X     No

         See Attachment II.

       (IF ANY OF THE ABOVE ARE ANSWERED YES, ATTACH FULL DETAILS.)

It is agreed that with respect to Question 9 and 10 above, that if such knowledge, information or involvement exists, any claim or action arising therefrom is excluded from the proposed coverage.

11.  PREVIOUS DIRECTORS AND OFFICERS INSURANCE    N/A

     (a)  Name of insurance company

     (b)  Limit of liability

     (c)  Self-insured retention

     (d)  Policy expiration date

     (e)  Premium (indicate one year or other)

     (f)  Loss experience (Attach full details. If no losses,
          check here:       )

12.  Has any insurance carrier refused, canceled or nonrenewed coverage?
    Yes     No X    (If yes, attach full details including when and
    reason).

13. Name of Risk Manager (or equivalent position) and number of years in current position:

     H. L. Maxson

14.  Schedule of underlying insurance:
     List the underlying directors and officers liability insurance which will, or is being proposed to, be carried by the Company for the policy period being applied for:

     a)   PRIMARY INSURANCE

                              Limit of
Name of Insurer          Liability     Retention      Premium
---------------          ---------     ---------      -------

CODA                          $25 Million      /  /        $350,000

     b)   EXCESS INSURANCE (BY LAYER)

                                  Limit of
Name of Insurer               Liability               Premium
---------------               ---------               -------

X. L.                         $25MM   xs   $25MM           $150,000
ACE                           $45MM   xs   $50MM           $140,000


15. ATTACH COPIES OF THE FOLLOWING FOR THE APPLICANT AND, TO THE EXTENT AVAILABLE, EACH OF ITS SUBSIDIARIES:

    (a)  Latest annual report

    (b) Latest 10K report filed with the SEC (if the Company is publicly traded)

    (c)  Latest interim financial statement available

    (d) All proxy statements and Notices of Annual Meeting of Stockholders within the last twelve months

    (e) All registration statements file with the SEC within the last twelve months (if the Company is Publicly traded)

    (f) Copy (certified by Corporate Secretary) of the indemnification provisions of the charter and the by-laws. Also attach a copy of any corporate indemnification agreement

    (g)  Copies of all underlying insurance referred to in question 14

It is agreed that the Applicant will file with the Insurer, as soon as it becomes available, a copy of each registration statement and annual or interim report which the Applicant or any Subsidiary may from time to time file with the Securities and Exchange Commission.

--------------------------------------------------------------------------

THE UNDERSIGNED AUTHORIZED OFFICER OF THE APPLICANT DECLARES THAT THE STATEMENTS SET FORTH HEREIN ARE TRUE. THE UNDERSIGNED AUTHORIZED OFFICER AGREES THAT IF THE INFORMATION SUPPLIED ON THIS APPLICATION CHANGES BETWEEN THE DATE OF THIS APPLICATION AND THE EFFECTIVE DATE OF THE INSURANCE, HE/SHE (UNDERSIGNED) WILL, IN ORDER FOR THE INFORMATION TO BE ACCURATE ON THE EFFECTIVE DATE OF THE INSURANCE, IMMEDIATELY NOTIFY THE INSURER OF SUCH CHANGES, AND THE INSURER MAY WITHDRAW OR MODIFY ANY OUTSTANDING QUOTATIONS AND/OR AUTHORIZATIONS OR AGREEMENTS TO BIND THE INSURANCE.

SIGNING OF THIS APPLICATION DOES NOT BIND THE APPLICANT OR THE INSURER TO COMPLETE THE INSURANCE, BUT IT IS AGREED THAT THIS APPLICATION SHALL BE THE BASIS OF HE CONTRACT SHOULD A POLICY BE ISSUED, AND IT WILL BE ATTACHED TO AND BECOME PART OF THE POLICY.

ALL WRITTEN STATEMENTS AND MATERIALS FURNISHED TO THE INSURER IN
CONJUNCTION WITH THIS APPLICATION ARE HEREBY INCORPORATED BY REFERENCE INTO THIS APPLICATION AND MADE A PART HEREOF.

NOTICE TO NEW YORK AND OHIO APPLICANTS: ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME.

                    Signed   /s/ EDWIN L. ARTZT
                              (Applicant)

                    Date    October 3, 1994

Title: Chairman of the Board  Corporation: The Procter & Gamble Company
(must be signed by Chairman                       (Corporate Seal)
 of the Board or President)

                    Attest

                    Broker

                    Address



Please read the following statement carefully and sign on the next page where indicated. If a policy is issued, this signed statement will be attached to the policy.

The undersigned authorized officer of the Applicant hereby acknowledges that he/she is aware that the limit of liability contained in this policy shall be reduced, and may be completely exhausted, by the costs of legal defense and, in such event, the Insurer shall not be liable for the costs of legal defense or for the amount of any judgment or settlement to the extent that such exceeds the limit of liability of this policy.

The undersigned authorized officer of the Applicant hereby further acknowledges that he/she is aware that legal defense costs that are incurred shall be applied against the retention amount.

                    Signed   /s/ EDWIN L. ARTZT
                              (Applicant)

                    Date     October 3, 1994

                    Title    Chairman of the Board
                              (must be signed by Chairman
                               of the Board or President)